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                                                                    EXHIBIT 8.1



                                  July 14, 2006


CONFIDENTIAL
ATTORNEY/CLIENT WORK PRODUCT


Kinross Gold Corporation
52nd Floor, Scotia Plaza
40 King Street West
Toronto, Ontario Canada M5H 3Y2

         Re: Merger of Crown Merger Corporation with and into Crown Resources Corporation

Ladies and Gentlemen:

         We have acted as counsel for Kinross Gold Corporation, a corporation organized in the province of Ontario, Canada ("Kinross"), in connection with the proposed merger (the "Merger") of Crown Merger Corporation ("Crown Merger"), a Washington corporation and wholly-owned subsidiary of Kinross, with and into Crown Resources Corporation, a Washington corporation ("Crown"), pursuant to the terms of the Acquisition Agreement and Agreement and Plan of Merger by and between Kinross, Crown Merger and Crown dated as of November 20, 2003, as amended by that certain First Amendment dated April 7, 2004, that certain Second Amendment dated September 15, 2004, that certain Third Amendment dated December 30, 2004, that certain Fourth Amendment dated May 31, 2005, and that certain Fifth Amendment dated February 24, 2006 (collectively, the "Merger Agreement"). In that connection, you have requested our opinion regarding the material United States federal income tax consequences of the Merger and of holding and subsequently disposing of Kinross shares received in the Merger. Unless otherwise specified herein, all capitalized terms used in this opinion have the meaning assigned to them in the Merger Agreement.

         In the Merger, each issued and outstanding share of Crown common stock will be converted into the right to receive 0.32 shares of Kinross common stock. In addition, at the election of the holder of any unexercised warrant to purchase Crown common stock, the warrant will be exchanged for 0.32 shares of Kinross common stock for each share of Crown common stock that would have been issued on the exercise of the warrant immediately prior to the Effective Time on a cashless basis. Cash will be paid in lieu of fractional shares of Kinross common stock.


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Kinross Gold Corporation
July 14, 2006
Page 2


         The Merger and the Merger Agreement are more fully described in the Kinross Registration Statement on Form F-4 (the "Registration Statement") relating to the registration of shares of Kinross common stock to which this opinion is an exhibit, which is being filed by Kinross with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Proxy Statement/Prospectus (the "Prospectus") of Crown.

         In rendering the opinion expressed below, we have examined and relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Merger Agreement, the Registration Statement and Prospectus and such other documents as we have deemed relevant and necessary. Our opinion is conditioned upon such accuracy and completeness as of the date hereof, and the continuing accuracy and completeness thereof as of the effective time of the Merger. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the effective time of the Merger.

         We have also assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. With your consent, our opinion is further conditioned upon the accuracy of the following assumptions: (i) that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated (A) in accordance with the Merger Agreement and (B) as described in the Registration Statement and the Prospectus; (ii) that the Merger will qualify as a merger under the laws of the State of Washington; (iii) that the written statements made by executives of each of Kinross, Crown Merger and Crown in their respective tax representation letters to us dated July 13, 2006 and July 11, 2006, respectively, are accurate in all respects as of the date hereof and will be accurate in all respects as of the effective time of the Merger as if made as of the effective time of the Merger; and (iv) that Kinross, Crown Merger and Crown will comply fully with all covenants under the Merger Agreement and all applicable post-merger reporting requirements under the Internal Revenue Code of 1986, as amended (the "Code") with respect to the Merger, including without limitation the special reporting requirements of Treasury Regulation
Section 1.367(a)-3(c)(6), which impose certain tax reporting requirements on Kinross and Crown with respect to the Merger.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, Treasury Regulations and such judicial precedents, rulings and other authorities are subject to change at any time and, in some circumstances, with retroactive effect, and that any such changes could affect the opinions stated herein.

         Based upon and subject to the foregoing, the discussion contained in the Prospectus under the caption "United States Federal Tax Consequences" constitutes our opinion of the material United States federal income tax consequences of the Merger and of holding and subsequently disposing of Kinross shares received in the Merger.


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Kinross Gold Corporation
July 14, 2006
Page 3


         We express no opinion on any issue relating to income tax consequences of the Merger other than those described under the caption "United States Federal Income Tax Consequences of the Merger."

         We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made part of such Registration Statement.


                                          Very truly yours,

                                          /s/ Parr Waddoups Brown Gee & Loveless

                                          PARR WADDOUPS BROWN GEE & LOVELESS